Exhibit 99.1     Press Release dated April 7, 2005

MineCore Signs LOI to Sell 50% Interest in La Fortuna Gold Project to San Remo Resources Ltd.

FORT LAUDERDALE, FL — (MARKET WIRE) — 04/07/2005 — MineCore International, Inc. (“MineCore”) (OTC: MCIO) announced today the signing of a Letter of Intent (LOI) to sell 50% of its interest in the La Fortuna gold prospect in Venezuela to San Remo Resources Ltd. (“San Remo”), an Alberta Canada Corporation, in exchange for 8,000,000 common voting shares valued at CDN$0.25 per share or CDN$2,000,000.

The Letter of Intent requires San Remo to raise CDN$1,000,000 in equity financing, on a best efforts basis, for the purpose of testing and reserve development on the La Fortuna gold prospect. To assist San Remo, MineCore will prepare a report that complies with TSX-V rule 43-101 to ensure that the La Fortuna gold prospect meets the TSX requirements as a major transaction. An Independent Geologist will be retained to complete the report, which will involve a field trip to the site in April.

San Remo will have the option to purchase the remaining 50% interest in the La Fortuna gold prospect on a right of first refusal basis from MineCore. The sale to San Remo is subject to several conditions including the following:

·	Execution and delivery of the Definitive Agreement approved by the Board of Directors of each Party;

·	San Remo to acquire listing on the TSX-V exchange.

The La Fortuna property is a single 520-hectare Exploitation Concession under contract with the C.V.G. (Government of Venezuela) based north of Las Cristinas at Km 88, in the state of Bolivar, Venezuela. The deposits are alluvial and in saprolite veins to depth in fresh rock with broad zones of potassic alteration with gold mineralization. The La Fortuna property is adjacent to the El Foco property owned by Zaruma Resources Inc. (TSX-ZMR) which announced on February 24, 2005 that they reported a 75% increase in the estimated saprolite gold resource at Alcaravan, to close to 100,000 ounces (source: Canada NewsWire via COMTEX).

MineCore started work on the property in 1995 and has continued to explore ever since. Work completed to date consists of soil sampling, trenching, auguring and diamond drilling. Soil sampling revealed several areas of good gold anomalies, with values up to 3.64 grams per tonne in the soils. Trenching has revealed four broad zones of pervasive alteration and gold mineralization with ore grade sections up to 3.88 grams per tonne over widths of 9.0 meters running through them. Diamond drilling has confirmed the mineralization indicated in the trenches. The best result in the drilling is 4.71 grams per tonne over 9.0 meters in the Central Zone and 9.09 grams per tonne over 4.0 meters in the Fortuna Zone. Tests to date, on a partial sampling of the property, have indicated resources of 61,882 oz AU from 3,291,570 tonnes of ore in trenched areas.

On March 1, 2005, MCIO reported that MCIO had signed a LOI with Colt Capital Corp. (“Colt”), (TSX: COE.P) for the sale of the same 50% interest in the La Fortuna gold prospect in Venezuela. The Definitive Agreement for the contemplated sale of the 50% interest of the La Fortuna gold prospect to Colt was not approved by Colt’s Board of Directors. MineCore is an exploration company, as defined under SEC Industry Guide 7. The Company’s mission is to successfully identify, acquire and develop mineral properties with a fast track program to commence mining operations and develop solid growth with profitable operations.

MineCore is deemed to be a reporting Issuer and will be filing an 8K with the U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) as part of their regulatory reporting requirements. The 8K filing may be viewed through any EDGAR reporting agency. MineCore is currently preparing and completing its financial statements to bring its SEC filings current. This Press Release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements by definition involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that reserves, production, pricing levels or other factors pertaining to the mining and manufacturing operations will be sustained at the expected rates or levels over time. Discussions of factors, which may affect future results, are contained in our recent filings.

Under no circumstances does this Press Release constitute an offer to sell or a solicitation of an offer to buy the securities of the company described in this Press Release in which such offer, solicitation or sale of securities would be unlawful prior to registration, qualification or filing under the securities laws of any jurisdiction. For Further information on this news release or on the Company, please contact:

D.L. (Dan) Forigo, President
Telephone: 1-954-653-0843
Fax: 1-954-653-0844
e-mail address: investor@minecore.com